Exhibit 2.2

AGREEMENT TO FURNISH INSTRUMENTS RELATING TO LONG-TERM DEBT

Jeffrey D. McGhie Group General Counsel VimpelCom Ltd. The Rock Bld. Claude Debussylaan 88 1082 MD Amsterdam The Netherlands Tel: + 31 20 797 7200 Fax: +31 20 797 7201

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

April 30, 2012

Re: VimpelCom Ltd. Annual Report on Form 20-F for the fiscal year ended December 31, 2011 File No. 001-468091

Dear Sirs:

Neither VimpelCom Ltd. (the “Company”) nor any of its consolidated subsidiaries has outstanding any instrument with respect to its long-term debt under which the total amount of securities authorized exceeds 10% of the total assets of the Company and its subsidiaries on a consolidated basis as of April 30, 2012. In accordance with paragraph 2(b)(i) of the Instructions as to Exhibits on Form 20-F, the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of any instrument that defines the rights of holders of long-term debt issued by the Company or any of its consolidated subsidiaries.

Very truly yours,

VimpelCom Ltd.

/s/ Jeffrey D. McGhie
Jeffrey D. McGhie
Group General Counsel